Exhibit 10.1

PDS Biotechnology Corporation

Consulting Agreement

This Consulting Agreement (the “Agreement”), made as of June 23, 2020 (the “Effective Date”), is entered into by and between PDS Biotechnology Corporation a Delaware corporation with a principal place of business at 25B Vreeland Road, Suite 300, Florham Park NJ 07932 (“PDS”), and King Partners II, a limited liability corporation with an address at 6200 Maiden Lane, Bethesda, MD 20817 (the “Consultant”).

WHEREAS, PDS and Consultant desire to establish the terms and conditions under which Consultant will provide services to PDS.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.1         Services.  Consultant agrees to perform such consulting, advisory and related services to and for PDS as may be reasonably requested from time to time in writing by PDS, including, but not limited to, the services specified on Schedule A to this Agreement. Consultant shall not engage the services of third party subcontractors in the performance of the services.

2.          Term.  This Agreement shall commence on the Effective Date and shall continue until the 6 month anniversary of the Effective Date or until a (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3.           Compensation.

3.1         Consulting Fees.  PDS shall pay to Consultant the consulting fees set forth on Schedule A to this Agreement.  Payment for any partial month shall be prorated.  A detailed invoice for services shall be prepared and submitted electronically to the PDS portal, [e-mail redacted], for review and approval by the third (3rd) business day following the month during which services were provided.  Payment terms are 30 days from receipt of invoice. Except as set forth in Section 3.2, such payment includes all taxes, fees, duties and other costs associated with the services to be performed hereunder.

3.2         Expenses. Unless otherwise expressly set forth in this Agreement, Consultant shall furnish at its own expense all resources, equipment, tools, and supplies necessary for the performance of its obligations under this Agreement.  PDS shall reimburse Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by Consultant in connection with, or related to, the performance of its services under this Agreement, consistent with PDS’s travel and expense policies, which may be amended from time to time, and which shall be made available to Consultant at its request.  Consultant shall submit to PDS itemized monthly statements, in a form satisfactory to PDS, of such expenses incurred in the previous month, along with proper documentation of such expenses.  PDS shall pay to Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of PDS.

3.3       Benefits.  Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of PDS.

4.          Termination.  This Agreement may be terminated prior to its expiration under Section 2 in the following manner: (a) by either PDS or Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto.  Notwithstanding the foregoing, PDS may terminate this Agreement effective immediately by giving written notice to Consultant if Consultant breaches or threatens to breach any provision of Section 6.  In the event of termination, Consultant shall be entitled to payment for services performed and (subject to the Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid.  Unless otherwise instructed in writing by PDS, Consultant will cease providing services on the date of any notice of termination and shall be entitled to payment for all pre-approved services provided prior to the date of termination.

5.          Cooperation.  Consultant shall use reasonable efforts in the performance of its obligations under this Agreement.  PDS shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform its obligations hereunder, but Consultant’s sole remedy for PDS’s failure to do so shall be to terminate this Agreement.  Consultant shall cooperate with PDS’s personnel, shall not interfere with the conduct of PDS’s business and shall observe all rules, regulations and security requirements of PDS concerning the safety of persons and property.

6.           Proprietary Information and Inventions.

6.1          Proprietary Information.

(a)        Consultant acknowledges that its relationship with PDS is one of high trust and confidence and that in the course of its service to PDS it will have access to and contact with Proprietary Information.  Consultant will not disclose any Proprietary Information to any person or entity other than employees of PDS or use the same for any purposes (other than in the performance of the services) without written approval by an officer of PDS, either during or after the Consultation Period.

(b)        For purposes of this Agreement, “Proprietary Information” shall mean all information disclosed by PDS to Consultant or that is otherwise learned, developed or acquired by Consultant in the course of its service as a consultant to PDS, whether or not in written, oral, electronic, tangible, visual or other form, as well as any information or analysis provided by Consultant to PDS under this Agreement.

(c)         Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant; (ii) is in Consultant's possession at the time of disclosure, as evidenced by Consultant’s written records; or (iii) becomes known to Consultant through disclosure by sources other than PDS without any obligation of confidentiality.  Notwithstanding the foregoing, Consultant may disclose Proprietary Information pursuant to a court order or as otherwise required by law.  In the event Consultant is asked or subpoenaed by a court of law or governmental agency to provide Proprietary Information, Consultant will promptly inform PDS and will reasonably cooperate with PDS to obtain any protection that may be afforded such Proprietary Information.

(d)      Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of PDS to be used by Consultant only in the performance of its duties for PDS and shall not be copied or removed from PDS’s premises except in the pursuit of the business of PDS.  All such materials or copies thereof and all tangible property of PDS in the custody or possession of Consultant shall be delivered to PDS, upon the request of PDS.  After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e)      Consultant agrees that its obligations in this Section 6.1  extend to information, materials and tangible property provided by third parties to Consultant for the benefit of PDS.

6.2          Inventions.

(a)        All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements thereto (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others or under its direction and whether during normal business hours or otherwise, (i) during the Consultation Period if within the scope of the services provided to PDS and related to the business of PDS, or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of PDS.  Consultant hereby assigns to PDS all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of PDS as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  However, this paragraph shall not apply to Inventions that do not relate to the business or research and development conducted or planned to be conducted by PDS at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by Consultant not during the hours worked for PDS, not on PDS’s premises and not using PDS’s tools, devices, equipment or Proprietary Information.  Consultant further acknowledges that each original work of authorship that is made by Consultant (solely or jointly with others) within the scope of the Agreement and that is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)       Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or any third party into any Invention without PDS’s prior written permission.

(c)      Upon the reasonable request of PDS and at PDS’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to PDS and to assist PDS in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  Consultant also hereby waives all claims to moral rights in any Inventions.

(d)        Consultant shall promptly disclose to PDS all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by PDS) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of PDS at all times.

7.           Other Agreements.Consultant represents that its performance of all the terms of this Agreement and the performance of the services as a consultant of PDS do not and will not breach any agreement with any third party to which Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that Consultant will not disclose to PDS or induce PDS to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.           Independent Contractor Status.

8.1          Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of PDS.  Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, PDS or to bind PDS in any manner without authorization from PDS’s CEO or a majority of PDS’s Board.

8.2        Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services.  However, upon reasonable notice, Consultant shall meet with representatives of PDS at a location to be designated by PDS.

8.3          Consultant shall not use PDS's trade names, trademarks, service names or service marks without the prior approval of PDS.

8.4         Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement.

9.          Remedies.  Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to PDS for which PDS cannot be adequately compensated by monetary damages alone.  Consultant agrees, therefore, that, in addition to any other remedy it may have, PDS shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

10.         Indemnification.  Company shall indemnify Consultant from any loss, damage, cost or expense (including reasonable attorney's fees) (“Loss”) arising from or related to a third party claim, demand, assessment, action, suit or proceeding (“Claim”), including without limitation, any Claim arising from or related to Consultant’s services to the Company.  Notwithstanding the foregoing, Company shall not be liable for Losses to the extent such Losses are caused by the negligence, recklessness or misconduct of Consultantor breach of any of the terms of this Agreement by Consultant.  Consultant shall be solely liable for, and shall indemnify, defend and hold harmless PDS and its successors and assigns from and against any Loss (including penalties, fees or charges) arising from or related to a Claim resulting from Consultant's failure to pay the taxes, penalties, and payments referenced in Section 8 of this Agreement.

11.         Representations, Warranties and Covenants.  Consultant hereby represents, warrants and covenants that it has the skills and experience necessary to perform the services, that it will perform said services in a professional, competent, ethical, and timely manner, that it has the power to enter into this Agreement and that its performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

12.         Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses (including any email address) as either party shall designate to the other in accordance with this Section 12.

13.         Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations, agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15.         Amendment.  This Agreement may be amended or modified only by a written instrument executed by both PDS and Consultant.

16.         Non-Assignability of Contract.  Consultant shall not have the right to assign any of its rights or delegate any of its duties without the express written consent of PDS.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by Consultant.

17.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.         Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, PDS may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant.

19.        Interpretation.  If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable with the exception of the protections applicable to any trade secrets that may be disclosed by PDS, which shall extend until such time as such information ceases to hold the status of a trade secret.

20.         Survival.  Sections 4, 6, 8, 9, 10, and 12 through 21 shall survive the expiration or termination of this Agreement.

21.         Miscellaneous.

21.1       No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

21.2       The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.3       In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby, and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.  Signatures of either party transmitted electronically (including, without limitation, via electronic mail as a pdf) shall be treated as and deemed to be original signatures for all purposes, and shall have the same binding effect as if they were original, signed instruments delivered in person.
IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

PDS Biotechnology Corporation

By:	/s/ Frank Bedu-Addo
	Name:	Frank Bedu-Addo
	Title:	Chief Executive Officer

King Partners II

By: /s/ Michael King
Name: Michael King
Title: Managing Member

Schedule A

Description of Services

Consultant shall assume the role of Chief Financial Officer of the Company on an interim basis while the Company searches for a permanent Chief Financial Officer.

In recognition of Consultant’s ongoing non-Company consulting requirements, Consultant’s required working time commitment to Company shall be limited to a maximum of 50% in any given week.

Consultant shall perform the duties of Interim Chief Financial Officer and Principal Accounting Officer including but not limited to the following, in descending order of time commitment priority:
•	Miscellaneous near-term objectives in mutual agreement with Company’s CEO and/or Board of Directors
•	Manage Company’s overall Finance and Accounting functions
o	Review and approval of all SEC-mandated reports and disclosures that require input from the Interim Chief Financial Officer. Sign financial filings as Principal Accounting Officer
o	Prepare and present applicable materials to Company’s Board of Directors
o	Manage and oversee Janetta Trochimuick, Company’s Controller
o	Oversee creation of new Company top-level financial / cash flow forecasting tool
•	Business Development
o
Continuing general involvement in COVID-19 business development activities, including securing relationships and potential non-dilutive funding or funding-equivalent contributions from BARDA, CEPI, PATH and the Brazilian federal government

•	Investor relations/press releases – input as appropriate and requested
•	Clinical operations
o	Supporting other members of senior management in overseeing or participating in a range of analytical activities, including :
◾	Support with Budget forecasting, modeling and advance cash burn projections for Clinical Operations budget
◾	Support with software integration, use and adoption (WRIKE, Box and other)
◾	Support with managing change orders

Description of Consulting Fees

•	Consultant shall be paid $17,000 per calendar month, starting as of June 1, 2020
•
Consultant shall receive option grant package appropriate to executive level, role and 50% working status, vesting monthly for duration of contract, as per determination and approval by Company Board of Directors.